Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
SECOND QUARTER AND SIX MONTHS 2008 FINANCIAL RESULTS

Declares Quarterly Dividend of $0.50 Per Share
Elects New Director
Agrees To Acquire Two Vessels
Achieves Net Income of $5.0 Million

New York, New York, July 30, 2008 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months ended June 30, 2008.

Financial Review:  2008 Second Quarter

Excluding other expense, the Company recorded net income of $20.0 million or $0.69 basic and $0.67 diluted earnings per share for the three months ended June 30, 2008 compared to $13.6 million or $0.44 basic and $0.43 diluted earnings per share for the three months ended June 30, 2007. The increase in net income excluding other expense was principally the result of higher TCE realized in the current quarter versus the prior year period. Other expense, which includes realized and unrealized gains and losses on freight, bunker and currency derivatives, was $15.0 million for the quarter ended June 30, 2008 compared to a $1.8 million in the prior year period. Other expense included a $9.8 million unrealized loss associated with the change in fair value of our freight derivatives, a $4.9 million loss associated with the monthly cash settlements of our freight derivatives and $0.3 million of losses associated with other derivative financial instruments. Net income was $5.0 million or $0.17 basic and $0.17 diluted earnings per share for the three months ended June 30, 2008 compared to net income of $11.8 million, or $0.38 basic and $0.37 diluted earnings per share, for the three months ended June 30, 2007. The decrease in net income was principally the result of the non-cash mark to market loss on our freight derivatives.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, “We are pleased to have posted strong results for the second quarter and year to date periods.  Drawing upon our significant time charter coverage, we declared our fourteenth consecutive quarterly dividend.  Complementing this success, we entered into a transaction in May to further grow our fleet for the benefit of shareholders.  The acquisition of two modern Aframax vessels, which met our strict return criteria, serve to both expand our earnings power and strengthen our high quality fleet.  We intend to continue to draw upon our modern fleet and high caliber crew to meet stringent operational standards that exceed customer expectations.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), increased 24.6% to $69.3 million for the three months ended June 30, 2008 compared to $55.6 million for the three months ended June 30, 2007.  EBITDA for the three months ended June 30, 2008 was $25.4 million compared to $31.4 million for the three months ended June 30, 2007 (please see below for a reconciliation of EBITDA to net income).  Net cash provided by operating activities was $38.3 million for the three months ended June 30, 2008 compared to $37.7 million for the prior year period. As of June 30, 2008 the Company’s net debt (calculated as total long term debt less cash) stood at $568.3 million.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased by 10.8% to $37,384 per day for the three months ended June 30, 2008 compared with $33,739 for the prior year period. The Company’s average daily rates for vessels on spot charters increased by 26.3% to $41,633 for the three months ended June 30, 2008 compared to $32,957 for the prior year period.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased by 27.9% to $28.4 million for the three months ended June 30, 2008 from $22.2 million for the three months ended June 30, 2007.  During the same periods, the average size of General Maritime’s fleet increased by 10.5% to 21.0 vessels from 19.0 vessels. Daily direct vessel operating expenses increased 32.1% to $8,240 for the quarter ended June 30, 2008 compared to $6,237 for the prior year period. These increases reflect higher crewing costs, lubricating oil costs, and maintenance and repair costs during 2008 compared to 2007, as well as a one time expense of $1.3 million attributable to a general average claim. General and administrative costs increased by 9.6% to $12.6 million for the quarter ended June 30, 2008 compared to $11.5 million for the prior year period. This increase was attributable to severance costs.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three and six months ended June 30, 2008 and 2007.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and six months ended June 30, 2008 and 2007.

	Three months ended		Six months ended
	June-08	June-07	June-08	June-07

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$ 80,931	$ 62,740	$ 154,523	$ 130,963
Voyage expenses	(11,660)	(7,138)	(24,285)	(18,088)
Net voyage revenues	69,271	55,602	130,238	112,875
Direct vessel expenses	15,746	10,783	30,822	22,585
General and administrative expenses	12,608	11,466	24,355	25,135
Depreciation and amortization	13,866	12,678	27,080	24,544
Loss or (gain) on sale of vessels / equipment	482	165	1,095	165
Operating income	26,569	20,510	46,886	40,446
Net interest income (expense)	(6,573)	(6,945)	(13,456)	(7,538)
Other expense	(15,036)	(1,785)	(15,560)	(4,463)
Net other expense	(21,609)	(8,730)	(29,016)	(12,001)
Net Income	$ 4,960	$ 11,780	$ 17,870	$ 28,445
			$ -	$ -

Basic earnings per share	$ 0.17	$ 0.38	$ 0.62	$ 0.92

Diluted earnings per share	$ 0.17	$ 0.37	$ 0.60	$ 0.90

Weighted average shares outstanding, thousands	28,937	30,802	28,957	30,799
Diluted average shares outstanding, thousands	29,826	31,628	29,774	31,620

BALANCE SHEET DATA, at end of period			June-08	December-07
(Dollars in thousands)
Cash			$ 42,709	$ 44,526
Current assets, including cash			80,397	82,494
Total assets			865,428	835,035
Current liabilities			40,806	35,502
Total long-term debt			611,000	565,000
Shareholders' equity			209,677	228,657

	Three months ended		Six months ended
	June-08	June-07	June-08	June-07
OTHER FINANCIAL DATA
(Dollars in thousands)
EBITDA (1)	$ 25,399	$ 31,403	$ 56,406	$ 60,527
Net cash provided by operating activities	38,295	37,740	52,478	61,121
Net cash (used) by investing activities	(17,423)	(5,370)	(52,779)	(42,248)
Net cash used by financing activities	(39,621)	(71,442)	(2,105)	(89,309)
Capital expenditures
Vessel sales (purchases), including deposits	(13,896)	(5,370)	(47,400)	(40,960)
Drydocking or capitalized survey or improvement costs	(596)	(546)	-	(2,737)
Weighted average long-term debt	617,066	495,439	601,857	298,315

FLEET DATA
Total number of vessels at end of period	21	19	21	19
Average number of vessels (2)	21.00	19.00	20.8	18.9
Total voyage days for fleet (3)	1,853	1,648	3,599	3,281
Total time charter days for fleet	1,397	1,212	2,659	2,217
Total spot market days for fleet	456	436	940	1,064
Total calendar days for fleet (4)	1,911	1,729	3,784	3,424
Fleet utilization (5)	97.0%	95.3%	95.1%	95.8%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$ 37,384	$ 33,739	$ 36,187	$ 34,403
Direct vessel operating expenses per vessel (7)	8,240	6,237	8,145	6,596
General and administrative expense per vessel (8)	6,598	6,632	6,441	7,341
Total vessel operating expenses (9)	14,961	10,784	14,649	22,585
EBITDA (10)	13,291	18,163	15,430	17,677

		Three months ended		Six months ended
		June-08	June-07	June-08	June-07
EBITDA Reconciliation
Net Income		$ 4,960	$ 11,780	$ 17,870	$ 28,445
+	Net interest expense	6,573	6,945	(13,456	) 7,538
+	Depreciation and amortization	13,866	12,678	27,080	24,544
	EBITDA	$ 25,399	$ 31,403	$ 56,406	$ 60,527

	EBITDA (1)

(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days

(7) Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.

(9) Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

(10) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of July 30, 2008, General Maritime Corporation’s fleet was comprised of 21 wholly owned tankers, consisting of 10 Aframax and 11 Suezmax tankers, with a total carrying capacity of approximately 2.7 million deadweight tons, or dwt.  The average age of the Company’s fleet by dwt was 9.0 years as of June 30, 2008 and 2007. As of June 30 2008 the average age of the Company’s Aframax tankers was 12.8 years and the average age of the Company’s Suezmax tankers was 6.7 years. After the delivery of the two recently acquired Aframax vessels, which is expected to occur between September and October 2008, General Maritime will own a fleet of 23 tankers – twelve Aframax, and eleven Suezmax tankers with a total carrying capacity of approximately 2.9 million dwt.

Currently, 6 of General Maritime Corporation’s Aframax tankers and 1 of its Suezmax tankers are operating on the spot market. 67% of the Company’s fleet, consisting of 4 Aframax tankers, and 10 Suezmax tankers are currently under time charter contracts, compared to 68% of the fleet under time charter contracts as of  June 30, 2007.  The table below outlines which vessels are on time charter at what rate and when the contracts are set to expire.

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar Agamemnon	Aframax	July 10,2009	$ 36,750
Genmar Hope	Suezmax	August 13, 2009	$ 36,500
Genmar Spyridon	Suezmax	October 12, 2009	$ 38,500
Genmar Princess	Aframax	October 24, 2009	$ 27,750
Genmar Phoenix	Suezmax	November 1, 2009	$ 38,500
Genmar Ajax (2)	Aframax	December 1, 2009	$ 29,500
Genmar Defiance	Aframax	December 25, 2009	$ 29,500
Genmar Argus	Suezmax	January 6, 2010	$ 38,500
Genmar Horn	Suezmax	January 23, 2010	$ 38,500
Genmar Orion	Suezmax	June 1, 2010	$ 38,000
Genmar Harriet G.	Suezmax	June 1, 2010	$ 38,000
Genmar Kara G.	Suezmax	June 1, 2010	$ 38,000
Genmar George T	Suezmax	August 30, 2010	$ 39,000
Genmar St. Nikolas	Suezmax	February 15, 2011	$ 39,000

(1) Before brokers' commissions.
(2) Rate is reduced to $25,000 per day on 12/1/08.

The Company’s primary area of operation is the Atlantic basin.  The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Acquisition of Two Aframax Vessels

On May 12, 2008 the Company announced that it had agreed to acquire two 2002-built double hull Aframax vessels from Euronav NV or its affiliates for an aggregate purchase price of $137 million. The Company expects to take delivery of the two double hull vessels, subject to customary closing conditions, between September and October 2008. General Maritime plans to finance the acquisition through borrowings under its $900 million revolving credit facility and cash from operations.

Election of New Director

On July 9, 2008, the Company’s Board of Directors elected George J. Konomos as a director to fill the vacancy resulting from the death of John O. Hatab, with a term expiring at the Company’s 2011 annual meeting of shareholders. The Board of Directors also appointed Mr. Konomos as Chairman of the Company's audit committee. Mr. Konomos is a Senior Advisor with Latigo Partners L.P., an alternative asset manager, which he joined in October 2005.  Mr. Konomos was previously the Co-Portfolio Manager at Mellon-HBV Rediscovered Opportunities Fund from 2000 to 2005. Mr. Konomos’ experience prior to joining Mellon-

HBV includes eleven years as an Investment Manager at Baker Nye Investments, service as a senior advisor to the World Bank on privatizations and financial restructurings of state owned companies and a 14-year career in investment banking at Lehman Brothers and Samuel Montague & Co.   He has a B.S. in economics from the University of Arizona, an M.A. in economics from American University, and a J.D. from George Washington University Law School. The Board of Directors has determined that Mr. Konomos is independent (as that term is defined under applicable New York Stock Exchange rules)
Q2 2008 Dividend Announcement

The Company’s Board of Directors declared a Q2 2008 quarterly dividend of $0.50 per share payable on or about August 29, 2008 to shareholders of record as of August 15, 2008. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.50 per share.  The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Mr. Georgiopoulos concluded, “Building upon its past success, General Maritime remains well positioned to further its leadership in entering into value creating transactions.   In continuing to meet this critical objective, we intend to seek further opportunities to grow our modern fleet and increase our earnings power. Complementing this intense focus we will continue to provide shareholders with a sizeable fixed dividend.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East.  General Maritime Corporation currently owns and operates a fleet of 21 tankers – ten Aframax, and eleven Suezmax tankers with a carrying capacity of approximately 2.7 million dwt.
Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, July 31, 2008 at 10:00 a.m. Eastern Daylight Savings Time to discuss its 2008 second quarter financial results.  To access the conference call, dial (719) 325-4764 and enter the passcode 8241112.  A replay of the conference call can also be accessed until August 14, 2008 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 8241112. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary from the amounts currently estimated.

THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet

		June-08	June-07		June-08	June-07		June-08	June-07
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount
Net Voyage Revenues	24.3%	32,155	25,860	24.8%	37,117	29,742	24.6%	69,272	55,602
$ 1,000's		46%	47%		54%	53%

Average Daily TCE	23.0%	37,347	30,352	0.1%	37,416	37,364	10.8%	37,384	33,739

Time Charter Revenues	9.1%	16,499	15,129	29.4%	33,789	26,104	22.0%	50,288	41,233
$ 1,000's		33%	37%		67%	63%

Spot Charter Revenues	45.9%	15,656	10,731	-8.5%	3,328	3,638	32.1%	18,984	14,369
$ 1,000's		82%	75%		18%	25%

Calendar Days	0.0%	910	910	22.2%	1,001	819	10.5%	1,911	1,729
		48%	53%		52%	47%

Vessel Operating Days	1.1%	861	852	24.6%	992	796	12.4%	1,853	1,648
		46%	52%		54%	48%

Capacity Utilization	1.1%	94.6%	93.6%	2.0%	99.1%	97.2%	1.7%	97.0%	95.3%

# Days Vessels on Time Charter	-3.5%	491	509	28.9%	906	703	15.3%	1,397	1,212
		35%	42%		65%	58%

# Days Vessels on Spot Charter	7.9%	370	343	-7.5%	86	93	4.6%	456	436
		81%	79%		19%	21%

Average Daily Time Charter Rate	13.1%	33,602	29,722	0.4%	37,296	37,133	5.8%	35,997	34,021

Average Daily Spot Charter Rate	35.2%	42,313	31,285	-1.1%	38,698	39,118	26.3%	41,633	32,957

Daily Direct Vessel Expenses	24.9%	7,830	6,268	38.9%	8,613	6,203	32.1%	8,240	6,237
(per Vessel)

Average Age of Fleet at End of Period (Years)	8.5%	12.8	11.8	-2.9%	6.7	6.9	-1.1%	8.9	9.0

# Vessels at End of Period	0.0%	10.0	10.0	22.2%	11.0	9.0	10.5%	21.0	19.0
		48%	53%		52%	47%

Average Number of Vessels	0.0%	10.0	10.0	22.2%	11.0	9.0	10.5%	21.0	19.0
		48%	53%		52%	47%

DWT at End of Period	0.0%	995	995	21.4%	1,688	1,391	12.4%	2,683	2,386
1,000's		37%	42%		63%	58%

SIX MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		June-08	June-07		June-08	June-07		June-08	June-07
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	2.5%	57,878	56,443	28.2%	72,360	56,432	15.4%	130,238	112,875
$ 1,000's		44%	50%		56%	50%

Average Daily TCE	8.2%	35,141	32,476	1.4%	37,070	36,573	5.2%	36,187	34,403

Time Charter Revenues	-12.6%	28,077	32,142	54.8%	66,161	42,749	25.8%	94,238	74,891
$ 1,000's		30%	43%		70%	57%

Spot Charter Revenues	22.6%	29,801	24,301	-54.7%	6,199	13,683	-5.2%	36,000	37,984
$ 1,000's		83%	64%		17%	36%

Calendar Days	0.6%	1,820	1,810	21.7%	1,964	1,614	10.5%	3,784	3,424
		48%	53%		52%	47%

Vessel Operating Days	-5.2%	1,647	1,738	26.5%	1,952	1,543	9.7%	3,599	3,281
		46%	53%		54%	47%

Capacity Utilization	-5.8%	90.5%	96.0%	4.0%	99.4%	95.6%	-0.7%	95.1%	95.8%

# Days Vessels on Time Charter	-16.9%	884	1,064	53.9%	1,775	1,153	19.9%	2,659	2,217
		33%	48%		67%	52%

# Days Vessels on Spot Charter	13.2%	763	674	-54.6%	177	390	-11.7%	940	1,064
		81%	63%		19%	37%

Average Daily Time Charter Rate	5.1%	31,761	30,209	0.5%	37,274	37,076	4.9%	35,441	33,780

Average Daily Spot Charter Rate	8.3%	39,057	36,054	-0.2%	35,023	35,085	7.3%	38,298	35,699

Daily Direct Vessel Expenses	22.5%	8,106	6,618	24.5%	8,182	6,572	23.5%	8,145	6,596
(per Vessel)

Average Age of Fleet at End of Period (Years)	8.5%	12.8	11.8	-2.9%	6.7	6.9	-1.1%	8.9	9.0

# Vessels at End of Period	0.0%	10.0	10.0	22.2%	11.0	9.0	10.5%	21.0	19.0
		48%	53%		52%	47%

Average Number of Vessels	0.0%	10.0	10.0	21.3%	10.8	8.9	10.1%	20.8	18.9
		48%	53%		52%	47%

DWT at End of Period	0.0%	995	995	21.4%	1,688	1,391	12.4%	2,683	2,386
1,000's		37%	42%		63%	58%